Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 13, 2020 (June 8, 2020, as to effects of the reverse stock split discussed in Note 16) relating to the financial statements of Vaxcyte, Inc., appearing in Registration Statement No. 333-238630 on Form S-1 of Vaxcyte, Inc.

/s/ Deloitte & Touche LLP
San Francisco, California
June 12, 2020